Exhibit 10.13

                                                                [EXECUTION COPY]

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT, dated as of October 9, 1999, by and between Wilshire Real Estate Investment Inc. and Wilshire Real Estate Partnership L.P. (collectively and individually, the "Company"), with its principal office at 1310 SW 17th Street, Portland, Oregon 97201 and Robert G. Rosen, residing at 1623 Glenmorrie Drive, Lake Oswego, Oregon 97034 (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, Executive is currently employed as an executive of the Company; and

            WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") to set forth terms of Executive's employment by the Company.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

            1. TERM OF EMPLOYMENT. Except for earlier termination as provided in
Section 7 hereof, Executive's employment under this Agreement shall be for a three (3) year term (the "Employment Term") commencing on October 9, 1999 (the "Commencement Date"). Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive two (2) year periods unless the Company or Executive gives written notice of the termination of Executive's employment hereunder at least ninety (90) days prior to the expiration of the then current Employment Term.

            2. POSITION. (a) Executive shall serve as an Executive Vice President of the Company.

            (b) Executive shall report directly to the Chief Executive Officer of the Company and shall have such duties and authority, consistent with his position as shall be determined from time to time by the Chief Executive Officer.

            (c) During the Employment Term, Executive shall devote substantially all of his business time, energy, skill and efforts to the performance of his duties and responsibilities hereunder; provided, however, that Executive shall be allowed to (i) engage in charitable activities and (ii) manage his personal financial and legal affairs.


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            3. SIGNING BONUS AND BASE SALARY. (a) Subject to the execution of a release and settlement agreement between Wilshire Financial Services Group Inc. ("WFSG") and Executive acceptable to WFSG, the Company will immediately pay to Executive a signing bonus of $300,000, net of any withholding taxes. In addition, in the event that the Company, through any material efforts of Executive, sells, or receives bona fide bids for, the mortgage-backed securities set forth on Exhibit 1 hereto (the "Mortgage-Backed Securities") by December 31, 1999 for a price which results, or would have resulted, in a net pre-tax profit of $1.5 million, the Company will pay to Executive an additional signing bonus of $200,000, net of any withholding taxes, immediately upon completion of such sales or receipt of such bids (the "Additional Signing Bonus"). In the event such sales result in (or such bids would have resulted in) a net pre-tax profit of less than $1.5 million, such additional signing bonus shall be pro-rated accordingly. The net pre-tax profit referred to above will be calculated using the following methodology: The net pre-tax profit shall be the sales price (net of expenses) received by the Company for the Mortgage-Backed Securities (or if the Company decides not to sell, the sales price it would have received for the Mortgage-Backed Securities based on the bona fide bids received by the Company) less the lower of (a) $16 million less (i) any cash received by the Company in respect of such Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids), plus (ii) an amount equal to an annual accrual rate of 12% on the purchase price of the Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids) and (b) the actual price paid by the Company for the Mortgage-Backed Securities less (x) any cash received by the Company in respect of such Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids), plus (y) an amount equal to an annual accrual rate of 12% on the purchase price of the Mortgage-Backed Securities from the time the Company purchased the Mortgage-Backed Securities through the date of sale (or if the Mortgage-Backed Securities are not sold, the date of the receipt of bona fide bids). To the extent that the Company does not purchase the Mortgage-Backed Securities, the Company and Executive agree to negotiate in good faith another set of reasonably achievable goals for Executive to earn the $200,000 additional signing bonus by December 31, 1999.

            (b) During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $250,000.00. Base salary shall be payable in accordance with the usual payroll practices of the Company (including withholding). Executive's Base Salary shall be subject to annual review by the Board in October of each year and may be increased, but not decreased, from time to time upon recommendation of the Compensation Committee of the Board (the "Committee"). The base salary determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

            4. INCENTIVE COMPENSATION. (a) BONUS. For each 12 month period commencing on September 30, 1999 (each, an "Annual Period"), Executive shall be entitled to


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receive an annual bonus (the "Bonus") equal to 15% of the Bonus Pool for such
Annual Period. For each Annual Period, the Bonus Pool shall be (i) if Post-Bonus ROE is 15% or greater, 20% of Pre-Bonus Earnings, (ii) if Post-Bonus ROE is 5% or greater but less than 15%, 10% of Pre-Bonus Earnings, or (iii) if Post-Bonus ROE is less than 5%, zero. For purposes of this agreement, the following terms shall have the following meanings:

                  "PRE-BONUS EARNINGS" means the Company's after-tax income (as determined in accordance with generally accepted accounting principles and reflected on the Company's financial statements) for the relevant Annual Period or portion thereof determined prior to subtracting the amount of the Bonus Pool payable for that Annual Period; provided, however, that in determining Pre-Bonus Earnings for purposes of this Section 4, Pre-Bonus Earnings shall be increased or decreased for the relevant Annual Period by the amount of unrealized gains or unrealized losses, as the case may be, which are incurred after the commencement of the relevant Annual Period and which are reflected directly in equity as "other comprehensive income or loss" during such Annual Period.

                  "POST-BONUS EARNINGS" means the Company's Pre-Bonus Earnings after subtracting the after-tax amount of the Bonus Pool payable for that Annual Period.

                  "EQUITY" means the Company's total shareholders' equity (as determined in accordance with generally accepted accounting principles and reflected on the Company's financial statements) at the beginning of the relevant Annual Period; provided, however, that in determining Equity for purposes of this Section 4, Equity shall be increased by the amount of unrealized losses which are shown on the Company's balance sheet as of the beginning of the relevant Annual Period under the heading "other comprehensive income or loss". For example, if the Company's shareholders' equity as of September 30, 1999 was $63.831 million and there was $20.658 million of accumulated other comprehensive loss, then Equity would be $84.489 million.

                  "POST-BONUS ROE" means the Company's Post-Bonus Earnings for the relevant Annual Period divided by its Equity at the beginning of the relevant Annual Period (expressed in percentage terms).

To assist the reader in understanding the foregoing provisions, examples of such Bonus determinations are set forth on Schedule I hereto. Such annual Bonus shall be payable by November 15th of each year following the Annual Period for which the Bonus is payable and, if necessary, shall be adjusted for any subsequent amendments to the Company's financial statements. The Company will apply the annual Bonus to repay any outstanding Cash Flow Loan and any outstanding Excess Advance (each as defined below) prior to making any payment to Executive. To the extent that the Company repurchases any of its outstanding common stock or the Company's net operating losses under Section 382 of the Code (as defined below) are disallowed, the parties agree to negotiate in good faith to amend the incentive compensation provisions of this Section 4 to provide Executive with comparable goals and returns to those that existed prior to the occurrence of such events. Following the initial Employment Term, such Bonus shall be subject to shareholder approval as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, 3/8ths (or $112,500) of the signing bonus of $300,000 (excluding the additional signing bonus referred to above) will be deemed to be a payment by the Company to Executive of that portion of the annual Bonus attributable to the fourth calendar quarter of 1999; provided, however that (i) to the extent that Executive would be entitled to receive less than $112,500 for that portion of the annual Bonus attributable to the fourth calendar quarter of 1999, the annual Bonus payable in November 2000 shall be determined as provided above less that portion of the annual Bonus attributable to the fourth calendar quarter of 1999 (and not $112,500) and (ii) to the extent that Executive would be entitled to receive more than $112,500 for that portion of the annual Bonus attributable to the fourth calendar quarter of 1999, the annual Bonus payable in November 2000 shall be determined as provided above less $112,500. In addition, to the extent that Executive would receive less than $112,500 for that portion of the annual Bonus attributable to the fourth calendar quarter of 1999 or for the relevant Annual Period, such $112,500 will be treated as a non-refundable, minimum payment for such period and for the relevant Annual Period. To the extent that Executive would receive more than $112,500 for that portion of the annual Bonus attributable to the fourth calendar quarter of 1999, the Company will pay, and allow Executive to draw against, any amount in excess of such $112,500 as provided above.

            (b) ADVANCES. Following any quarterly period during an Annual Period, the Company shall, at the request of the Executive, pay an advance on any such Bonus; provided, however, that (i) any such advance (together with any prior advances made during the relevant Annual Period) shall not exceed 80% of the pro rata portion of the Estimated Annual Bonus (as defined below) attributable to such quarterly period and to any prior quarterly periods during such Annual Period, (ii) any advances available to Executive (whether or not requested) during any quarterly period shall be applied to repay any outstanding Cash Flow Loan, and (iii) any such advance shall not exceed $100,000 per quarter. Any such advances shall be treated as advances of Executive's bonus and shall not bear interest. The Estimated Annual Bonus is determined by annualizing the Company's Pre-Bonus Earnings and Post-Bonus Earnings (based on the Company's financial statements) for the quarterly period or periods during such Annual Period (or for purposes of Section 8, monthly periods) and determining the annual Bonus payable to Executive as described in Section 4(a). In the event that the aggregate amount of advances outstanding immediately following the end of any quarterly period during the relevant Annual Period exceeds 80% of the pro rata portion of the Estimated Annual Bonus ("Permitted Advances") determined immediately following such quarterly period, the amount in excess of the Permitted Advances shall be treated as an interest free loan from the Company ("Advance Reimbursement Loan") for the next succeeding quarterly period (the "Following Quarter") and if at the end of the Following Quarter the aggregate amount of outstanding advances continues to exceed the Permitted Advances (the "Excess Advance"), Executive shall repay the Excess Advance to the Company within 30 days of the end of such Following Quarter.


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            (c) CASH FLOW LOAN. To provide Executive with a minimum amount of cash flow at the end of each Annual Period and to the extent Executive did not receive an annual Bonus of at least $500,000 for such period, Executive may borrow (a "Cash Flow Loan") from the Company on the date his annual Bonus is paid (the "Bonus Payment Date") up to the after-tax equivalent (assuming a tax rate of 40%) of the difference between (i) $500,000 and (ii) actual annual Bonus payable for the Annual Period just ending; provided, however that (x) the proceeds of any new Cash Flow Loan shall be used first to repay any outstanding Cash Flow Loan and then to any outstanding Excess Advance and (y) the outstanding amount of any Cash Flow Loan shall not exceed $300,000 at any time. The Cash Flow Loan shall be considered a draw on Executive's next Bonus. Except if Executive is terminated, the Cash Flow Loan shall mature on the next Bonus Payment Date and shall not bear interest. If Executive is terminated, the Cash Flow Loan shall mature as provided in Section 8 and shall accrue interest on the then outstanding principal amount of the Cash Flow Loan from the date of termination until maturity at a rate equal to the prime rate as published in the Wall Street Journal on the date of termination, payable annually in arrears.

            (d) OPTIONS. The Company shall grant to Executive stock options (the "Initial Options") on 210,000 shares of the Company's common stock (the "Common Stock") under the Company's Incentive Stock Plan (the "Incentive Stock Plan"). The Initial Options shall have an exercise price equal to the Company's book value per outstanding share as of September 30, 1999, which exercise price is in excess of the market value per share based on the share price of the Common Stock as of such date. The Initial Options will be fully exercisable at the time of vesting and 25% of the Initial Options shall vest on each anniversary of this Agreement (which will result in the Initial Options being fully vested on the fourth anniversary of this Agreement). In addition, the Executive shall be entitled to participate in the Company's Incentive Stock Plan and receive nonqualified, incentive or other options ("Options") to purchase shares of the Company's Common Stock under the Incentive Stock Plan as determined by the Committee from time to time provided that the Incentive Stock Plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Code. Notwithstanding the foregoing, the Company may recommend to the Committee that Executive be granted Options under a plan other than the Incentive Stock Plan provided that such other plan contains terms and conditions which are substantially similar to the terms and conditions of the Incentive Stock Plan, and further provided, that such other plan is approved by the shareholders of the Company to the extent required by Section 162(m) of the Code. To the extent permitted under applicable law, any Options granted to Executive hereunder (including the Initial Options) may be assigned and transferred by Executive to entities created for or on behalf of Executive's immediate family for tax planning or other purposes.

            (e) OTHER COMPENSATION. The Company may, upon recommendation of the Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

            5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements, including, without limitation, any nonqualified deferred compensation plans, maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time. Executive acknowledges that the aforementioned items may be included as compensation for income tax purposes to the extent required by applicable law. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

            (b) During the Employment Term, the Company agrees to loan to Executive $50,000 during each year of the Employment Term to purchase shares of Common Stock of the Company up to a maximum of $250,000. Each annual loan made pursuant to this Section 5(b) (the "Stock Purchase Loans") shall mature on the earlier of (i) its fifth anniversary and (ii) six months after Executive is no longer employed by the Company. The Stock Purchase Loans shall accrue interest on the then outstanding principal amount of the Stock Purchase Loans from the date of any Loan is made until maturity at a rate equal to the prime rate as published in the Wall Street Journal on the date any Stock Purchase Loan is made pursuant hereto and shall be payable annually in arrears. Interest on the Stock Purchase Loan will not be paid in cash but shall be payable in kind (i.e. the amount of interest accrued on the Stock Purchase Loan during each annual period will be added to the principal amount of the Loan at the end of such annual period). The Stock Purchase Loans will be full recourse loans against Executive and each loan will be secured by the shares of Common Stock purchased with each such Stock Purchase Loan together with other shares of Common Stock pledged by Executive so that the aggregate value (based on the closing price on the acquisition date of such shares on the Nasdaq stock market) of all such shares securing each new Stock Purchase Loan shall be at least equal to 110% of the principal amount of the Stock Purchase Loans.

            (c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than five (5) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

            6. BUSINESS EXPENSES. The Company shall also reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

            7. TERMINATION. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

            (i) the death of Executive;


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            (ii) the termination of Executive's employment by the Company due to
      Executive's Disability pursuant to Section 7(b) hereof;

            (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof;

            (iv) the termination of Executive's employment by the Company without Cause;

            (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice;

            (vi) the termination of employment by Executive for any reason during the period commencing on the date of a Change in Control and ending on the day immediately prior to the second anniversary of the Change in Control (the "Change in Control Protection Period");

            (vii) the termination of Executive's employment by the Company for Cause pursuant to Section 7(e); or

            (viii) the retirement of Executive by the Company at or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

            (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out Executive's material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period (a "Disability") as determined and certified in writing by two (2) licensed physicians, one of which is Executive's regular attending physician, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a notice of Disability termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

            (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within sixty (60) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of

Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position; (ii) removal of Executive from, or the non reelection of Executive to, the positions with the Company specified herein; (iii) a relocation of the Company's principal United States executive offices to a location more than fifty (50) miles from Portland, Oregon, or a relocation of Executive away from such principal United States executive office (except to the New York City area); (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any material provision of this Agreement; (vi) a failure of any successor to the Company to assume in a writing delivered to Executive upon the assignee becoming such the obligations of the Company hereunder; or (vii) a failure of the Committee to grant Executive an award of Options in accordance with Section 4 hereof, unless the applicable circumstances under (i) through (vii) are fully corrected prior to the date of termination specified in the notice of termination for Good Reason.

            (d) NOTICE OF TERMINATION FOR GOOD REASON. A notice of termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason. The failure by Executive to set forth in the notice of termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

            (e) CAUSE. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the direction of the Chief Executive Officer, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Chief Executive Officer; (iii) Executive being convicted of a felony (other than a felony involving a traffic offense); (iv) the breach by Executive of any fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; or (v) Executive's material fraud with regard to the

Company.

            (f) NOTICE OF TERMINATION FOR CAUSE. A notice of termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for termination for Cause. The date of termination for a termination for Cause shall be the date indicated in the notice of termination. Any purported termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

            8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including without limitation, any unpaid bonus due, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's spouse; (ii) the Estimated Annual Bonus for the fiscal year of Executive's death, pro rated through the end of month in which Executive died, which bonus shall be paid to Executive's spouse within 60 days after such month end; (iii) full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iv) subject to Section 10 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (v) payment on a monthly basis of six (6) months of Executive's Base Salary on the date of death, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; (vi) any outstanding Cash Flow Loan shall be repaid over five years in five fully amortizing annual installments, with the first installment becoming due and payable on the first anniversary of the date of termination; (vii) any outstanding Advance Reimbursement Loan shall mature as provided in Section 4; (viii) any outstanding Stock Purchase Loan shall become due and payable six months after the date of termination, (ix) payment of Executive's spouse's and dependents' COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than one (1) years, and (x) the payment of the Additional Signing Bonus if the conditions for payment of the Additional Signing Bonus are met. Section 12 hereof shall also continue to apply.

            (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death, provided that the payment of Base Salary shall be reduced by the projected amount Executive would receive under any long-term disability policy or program maintained by the Company during the six (6) month period during which Base Salary is being paid. Section 12 hereof shall also continue to apply.

            (c) TERMINATION BY EXECUTIVE FOR GOOD REASON OR FOR ANY REASON DURING THE CHANGE IN CONTROL PROTECTION PERIOD OR TERMINATION BY THE COMPANY WITHOUT CAUSE OR NONEXTENSION OF THE TERM BY THE COMPANY. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) Executive's employment with the Company is terminated by the Company without Cause, or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, Executive shall be entitled to receive: (A) in a lump sum within ten (10) business days after such termination
(i) the Estimated Annual Bonus payable to Executive for the Annual Period, pro rated through the end of month in which Executive is terminated, which bonus shall be paid within 45 days after such month end, (ii) any unreimbursed business expenses payable pursuant to Section 6, (iii) any Base Salary, Bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies but not yet paid at the date of termination, and (iv) the payment of the Additional Signing Bonus if the conditions for payment of the Additional Signing Bonus are met; (B) accelerated full vesting under all outstanding equity-based and long-term incentive plans with Options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (C) subject to Section 10 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices; (D) one (1) year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Executive is otherwise entitled to such credit during such one (1) year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive);
(E) one (1) year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); (F) any outstanding Cash Flow Loan shall be repaid over five years in five fully amortizing annual installments, with the first installment becoming due and payable on the first anniversary of the date of termination; (G) any outstanding Advance Reimbursement Loan shall mature as provided in Section 4; (H) any outstanding Stock Purchase Loan shall become due and payable six months after the date of termination; and (I) payment by the Company of the premiums for Executive (except in the case


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of death) and his spouse's and dependents' health coverage for one (1) year under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (I) above may, at the discretion of the Company, be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his spouse and dependents, or by covering Executive and his spouse and dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, Executive shall receive from the Company an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment. In the circumstances described in each of (i) through (iv) above,
Section 12 hereof shall also continue to apply.

            (d) TERMINATION FOR CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON OR RETIREMENT. If Executive's employment hereunder is terminated: (i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by the Company pursuant to Section 7(a)(viii) hereof, Executive shall be entitled to receive only his Base Salary through the date of termination, the Estimated Annual Bonus prorated through the last day of the month in which Executive is terminated, and any unreimbursed business expenses payable pursuant to Section 6. In addition, any outstanding Cash Flow Loan shall be repaid over five years in five fully amortizing annual installments, with the first installment becoming due and payable on the first anniversary of the date of termination; any outstanding Advance Reimbursement Loan shall mature as provided in Section 4; and any outstanding Stock Purchase Loan shall become due and payable six months after the date of termination. All other benefits (including, without limitation, Options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

            9 [THIS SECTION IS INTENTIONALLY LEFT BLANK.]

            10 NO MITIGATION; NO SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and, except as explicitly set forth herein, there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

            11 CHANGE IN CONTROL. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
(iii), or (iv) of this paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than a member of the Board) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered in the exceptions in (i) above) acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company or the closing of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

            12 INDEMNIFICATION. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer of the Company, or is or was serving at the request of the Company as an officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit organization, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as an officer, member, employee, fiduciary or agent while serving as an officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, member, fiduciary or agent, or is no longer employed by the Company, and shall inure to the benefit of his heirs, executors and administrators.

            (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

            (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by Executive of any undertakings required by applicable law.

            (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

            (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                  (i) The Company will be entitled to participate therein at its own expense; and

                  (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

            (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

            (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

            (h) The Company hereunder agrees to obtain officer liability insurance policies covering Executive and shall maintain at all times following the Commencement Date and during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $10 million.

            13 LEGAL AND OTHER FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by Executive is found to be frivolous by any court or arbitrator.

            14 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of Portland in the State of Oregon under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a DE NOVO interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of arbitration, including the cost of the American Arbitration Association and the arbitrator, shall be borne by the Company.

            15 MISCELLANEOUS.

            (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without reference to principles of conflicts of laws.

            (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements, whether written or otherwise, between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

            (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

            (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable, with the consent of Executive, by the Company only to an acquiror of all or substantially all of the assets of the Company, provided such acquiror promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

            (e) SUCCESSORS; BINDING AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon parties hereto and their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. If Executive dies while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

            (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, and (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of Lawrence A. Mendelsohn of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

            (g) WITHHOLDING TAXES. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment.

            (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                  WILSHIRE REAL ESTATE INVESTMENT INC.,
                                  on its behalf and as general partner for WILSHIRE REAL ESTATE PARTNERSHIP L.P.


                                  By: /s/ __________________________________
                                      Name:
                                      Title:

                                  /s/ Robert G. Rosen
                                      ---------------
                                      Robert G. Rosen